Exhibit 99.1

McEwen Mining Q3 2014 Production Results

TORONTO, ONTARIO - (October 23, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce production results as of Sept. 30, 2014. For the quarter, 30,642 gold eq. oz(1)(2) and for the nine months, 93,987 gold eq. oz were produced. Production guidance for the year remains unchanged at 135,000-140,000 gold eq. oz. Production is expected to increase in Q4, due to higher grades and processing capacity at El Gallo 1 and higher grades at San José. Production costs will be reported in November 2014 with Q3 financials.

McEwen Mining has two sources of gold and silver production, the El Gallo 1 mine located in Sinaloa, Mexico and the San José mine located in Santa Cruz, Argentina. The San José mine is 49% owned by McEwen Mining and 51% owned and operated by Hochschild Mining.

Corporate Operating Results

	Q3 2014	Q2 2014	Q3 2013	Year to Date 2014
San José - 49%*
Gold produced (oz)	11,278	10,750	12,549	32,795
Silver produced (oz)	751,995	737,001	827,726	2,209,826
Gold equivalent produced (oz)(2)(3)	23,811	23,033	26,344	69,625
El Gallo 1
Gold produced (oz)	6,748	8,113	7,934	24,155
Silver produced (oz)	4,980	3,275	4,868	12,450
Gold equivalent produced (oz)(2)(3)	6,831	8,167	8,015	24,362
Total Production
Gold produced (oz)	18,026	18,863	20,483	56,950
Silver produced (oz)	756,975	740,276	832,594	2,222,276
Gold equivalent produced (oz)(2)(3)	30,642	31,200	34,359	93,987

*McEwen Mining holds a 49% attributable interest in the San José mine.

(1)             Gold eq oz = Gold equivalent ounces

(2)             The Company calculates gold equivalent ounces at a Ag:Au ratio of 60:1

(3)             For purpose of comparison all gold equivalent ounces in this release have been calculated using a ratio of 60:1

El Gallo 1 Mine, Mexico (100%)

In Q3 2014, the El Gallo 1 mine produced 6,831 gold eq. oz. This is 16% lower than Q2 2014 (see table below for comparatives). This decrease was due to lower ore production, the result of severe rainfall that resulted in lower haulage rates and crusher throughput.

In order to meet our 2014 production forecast of 37,500 gold eq. oz, our mining contractor has acquired additional trucks, a second ramp has been constructed to access more mining faces, extra water pumps have been installed and a portable crusher is in place to ensure additional crushing capacity. As well, mining of deeper, higher-grade ore has commenced.

These initiatives are already paying off. Month-to-date, we have crushed and loaded approximately 4,300 ounces to the leach pad that are expected to be reflected in our Q4 production. This is a solid start to producing the 13,200 gold eq. oz required in Q4 in order to meet our full year guidance.

El Gallo 1 Mine Operating Results

	Q3 2014	Q2 2014	Q3 2013	Year to Date 2014
Ore production (tonnes)	212,534	368,223	289,382	940,159
Average grade gold (gpt)	1.12	1.10	1.31	1.13
Gold produced (oz)	6,748	8,113	7,934	24,155
Silver produced (oz)	4,980	3,275	4,868	12,450
Gold equivalent produced (oz)(3)	6,831	8,167	8,015	24,362

San José Mine, Argentina (49%)

McEwen Mining’s attributable production from the San José mine during Q3 2014 was 23,811 gold eq. oz. This is 3% higher than Q2 2014 (see table below for comparatives). Production in Q3 was in-line with the mine plan, but shows a decrease year-over-year due to exceptionally high gold and silver grades produced in Q3 2013. Production increased quarter-over-quarter due to slightly higher gold grades and recoveries. McEwen Mining’s share of production from San José in 2014 is forecasted to be 97,500 gold eq. oz with approximately 27,900 gold eq. being produced in Q4.

San José Mine Operating Results

San José — 100%*	Q3 2014	Q2 2014	Q3 2013	Year to Date 2014
Ore production (tonnes)	141,666	142,074	131,592	418,329
Average grade gold (gpt)	5.66	5.45	6.59	5.62
Average head silver (gpt)	388	378	446	386
Average gold recovery (%)	89.2	87.6	91.9	88.5
Average silver recovery (%)	86.9	87.1	89.5	87.0
Gold produced (oz)	23,016	21,938	25,610	66,928
Silver produced (oz)	1,534,683	1,504,084	1,689,237	4,509,848
Gold equivalent produced (oz)(3)	48,594	47,006	53,764	142,092

McEwen Mining — 49% Share
Gold produced (oz)	11,278	10,750	12,549	32,795
Silver produced (oz)	751,995	737,001	827,726	2,209,826
Gold equivalent(1) produced (oz)(3)	23,811	23,033	26,344	69,625

*McEwen Mining holds a 49% attributable interest in the San José mine.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 304.7 million shares fully diluted at October 22, 2014. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A. (“MSC”), the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by William Faust PE, Chief Operating Officer and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

There are significant risks and uncertainty associated with McEwen Mining’s production base, the El Gallo 1 mine and the San José mine which is operated by our joint venture partner, Hochschild Mining. If you are uncomfortable with the risks associated with the mining industry don’t waste any more time considering an investment in our company.

Caution Concerning Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of applicable securities laws that are intended to be covered by the safe harbors created by those laws. Forward-looking statements cover everything relating to the future. Such forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties (as disclosed in McEwen Mining’s filings with the SEC, under the caption “Risk Factors”). McEwen Mining does not undertake any obligation to release publicly revisions to any forward-looking statement, except as may be required under applicable securities laws. Any reliance on forward-looking statements by any investor is at their own risk.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland	Mailing Address
Director, Investor Relations	150 King St W, Suite 2800
Tel: (647) 258-0395 ext 410	P.O. Box 24
Toll Free: (866) 441-0690	Toronto, ON M5H 1J9
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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